Amendment to Fund Accounting Servicing Agreement

The Fund Accounting Servicing Agreement dated April 30, 1999 between The Catholic Funds, Inc. and Firstar Mutual Fund Services, LLC is amended, as follows, to add the Money Market Fund:


Name of Series 					Date Added

Money Market Fund 		November 1, 1999


Money Market Fund

$25,000 for the first $40 million
1 basis point for the next $200 million
 .5 basis point for over $240 million


All other provisions of the agreement remain in full force and effect.


Dated this _____ day of August, 1999


The Catholic Funds, Inc.


By________________________________title______________



Firstar Mutual Fund Services, LLC


By________________________________title______________